Exhibit 99.1

FOR IMMEDIATE RELEASE

Global Net Lease, Inc. Completes Over 889,000 Square Feet, $4.6 Million of Leasing in Second Quarter

NEW YORK, July 6, 2023 – Global Net Lease, Inc. (“GNL” or “the Company”) (NYSE: GNL/ GNL PRA / GNL PRB) announced today that it completed 889,000 square feet of lease renewals and expansions (the “2Q Leases”) during the quarter ended June 30, 2023. The 2Q Leases total approximately $4.6 million in annualized straight-line rent and have a weighted average lease term of 5.7 years, based on square feet. The 2Q Leases were signed with tenants in the United States, France, Canada, and the United Kingdom.

“Leasing activity remained strong in the second quarter, bringing our total leasing year to date to over 1.5 million square feet,” said James Nelson, CEO of GNL. “The 2Q Leases demonstrate the ongoing effectiveness of our proactive asset management strategy, including frequent engagement with tenants across our portfolio. While we patiently evaluate strategic acquisitions and disposition opportunities, we will continue to create value for shareholders through renewing and expanding leases with our existing tenants.”

About Global Net Lease, Inc.

Global Net Lease, Inc. (NYSE: GNL) is a publicly traded real estate investment trust listed on the NYSE focused on acquiring a diversified global portfolio of commercial properties, with an emphasis on sale-leaseback transactions involving single tenant, mission critical income producing net-leased assets across the United States, Western and Northern Europe. Additional information about GNL can be found on its website at www.globalnetlease.com.

Important Notice

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause the actual results or events to be materially different. The words “may,” “will,” “seeks,” “anticipates,” “believes,” “expects,” “estimates,” “projects,” “plans,” “intends,” “should” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements are subject to a number of risks, uncertainties and other factors, many of which are outside of the Company's control, which could cause actual results to differ materially from the results contemplated by the forward-looking statements. These risks and uncertainties include the potential adverse effects of (i) the global COVID-19 pandemic, including actions taken to contain or treat COVID-19, (ii) the geopolitical instability due to the ongoing military conflict between Russia and Ukraine, including related sanctions and other penalties imposed by the U.S. and European Union, and the related impact on the Company, the Company's tenants and the global economy and financial markets, and (iii) inflationary conditions and higher interest rate environments, as well as those risks and uncertainties set forth in the Risk Factors section of the Company's most recent Annual Report on Form 10-K for the year ended December 31, 2022 filed on February 23, 2023, and all other filings with the SEC after that date, as such risks, uncertainties and other important factors may be updated from time to time in the Company's subsequent reports. Further, forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update or revise any forward-looking statement to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time, unless required to do so by law.

Contacts:

Investors and Media:

Email: investorrelations@globalnetlease.com

Phone: (212) 415-6510